Exhibit 10.17

PERFORMANCE-BASED CASH AWARD AGREEMENT

This Performance-Based Cash Award Agreement (this “Agreement”), dated as of February 11, 2026 (the “Date of Grant”), is made by and between Standard Premium Finance Holdings, Inc., a Florida corporation (the “Company”), and William Koppelmann (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Standard Premium Finance Holdings, Inc. 2019 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Awards.

(a) The Company hereby grants to the Participant a cash-based Performance Award (the “Award”) representing the right to receive a target cash payment of $280,000 (the “Target Award”) under the Plan. The Award is comprised of third tranches (each a “Tranche”), each of which shall be subject to the applicable performance criteria set forth below and the terms and conditions of the Plan and this Agreement.

	% of Target Award	Performance Criteria	Scheduled Vesting Date
First Tranche	30%	Exhibit A	December 31, 2026
Second Tranche	40%	Exhibit B	December 31, 2026
Third Tranche	30%	Exhibit C	December 31, 2026

(b) Cash payments in addition to 100% of the target amount for each Tranche may become available to the Participant as set forth in Section 2(a). If and when any such additional amounts become available, they shall be part of the applicable Tranche and subject to all of the terms and conditions of the Plan and this Agreement.

2. Vesting.

(a) General. Except as otherwise provided herein, vesting with respect to each Tranche is subject to the satisfaction of both the Performance Criteria and the Service Condition (each as defined below) applicable to the Tranche. Subject to the provisions set forth below, each Tranche may vest on the scheduled vesting date set forth in Section 1(a) (together with any other date on which any portion of this Award may vest pursuant to this Section 2, a “Vesting Date”), with the exact percentage of each Tranche that vests to be determined by the degree to which the Company’s performance results meet the applicable performance criteria set forth on Exhibit A through Exhibit D hereto (the “Performance Criteria”). Following the completion of the performance period on December 31, 2026 (for the First, Second, and Third Tranche), (as applicable, the “Measurement Date”), the Administrator shall determine the Company’s performance results relative to the applicable Performance Criteria. If the Company’s performance results are less than 100% on the scale set forth in the applicable Performance Criteria, any portion of the applicable Tranche that is not earned shall be forfeited and be deemed no longer to be part of this Agreement effective as of the Measurement Date. If the Company’s performance results exceed 100% on the scale set forth in the applicable Performance Criteria, any additional portion of the applicable Tranche earned in excess of the applicable portion of the Target Award (the “Additional Award Amount”) shall become part of such Tranche effective as of the applicable Measurement Date. Except as otherwise specifically set forth herein, vesting of any portion of this Award on any Vesting Date is subject to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates (or a successor to any of them) from the Date of Grant to such Vesting Date (the “Service Condition”).

(b) Change in Control.

(i)    Upon the occurrence of a Change in Control, if the portion of the Award that is outstanding effective immediately prior to such Change in Control is not assumed, continued or substituted on the same terms and conditions that were applicable to the Award outstanding effective immediately prior to the Change in Control, then the entire amount of the outstanding Award (including any unpaid Additional Award Amount that has been determined for a Tranche having a Measurement Date prior to the Change in Control) that has not yet been forfeited shall vest and be settled upon the consummation of the Change in Control.

(ii)    Upon the consummation of a Change in Control in which the portion of the Award that is outstanding effective immediately prior to such Change in Control is assumed, continued or substituted on the same terms and conditions that were applicable to the Award outstanding effective immediately prior to the Change in Control, such portion of the Award shall continue to vest subject to the Service Condition, and the Performance Criteria with respect to a particular Tranche shall no longer apply if the Change in Control occurs prior to the Measurement Date applicable to such Tranche (and for the avoidance of doubt, no Additional Award Amounts shall be paid or payable under this Agreement with respect to a particular Tranche in the event that a Change in Control occurs prior to the Measurement Date for such Tranche).

(iii)    Notwithstanding anything in this Section 2(b) to the contrary, in the event that the Participant’s employment with the Company and its Subsidiaries and Affiliates (or a successor to any of them) is terminated within eighteen (18) months following a Change in Control by the Company (or such other entity) without Cause or by the Participant for Good Reason (as defined in the Employment Agreement by and between the Company and the Participant dated as of March 31, 2025), then the portion of the Award that is outstanding effective on the date of such termination shall vest effective upon such termination and be paid within 30 days following such termination.

(c) Termination of Employment. Except as otherwise provided in this Section 2(c) and Section 2(b)(iii), upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, any unvested portion of the Award that is outstanding on the date of such termination shall automatically and without notice terminate and be forfeited and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such portion of the Award. In the event that the Participant’s employment with the Company and its Subsidiaries and Affiliates is terminated by the Company without Cause or on account of the Participant’s death or Disability, the following percentages of the applicable Tranches that are outstanding effective on the date of such termination of employment shall remain outstanding following such termination and shall be eligible to vest (including any Additional Award Amounts that are so determined) subject to the achievement of the Performance Criteria as if the Service Condition shall have been met as of the applicable Vesting Date:

(i)     100% of the First Tranche and 25% of the Second and Third Tranche for such termination that occurs on or prior to February 28, 2027 (with 75% of the Second and Third Tranche, to be forfeited at termination);

(ii)     100% of the First Tranche and 50% of the Second and Third Tranche for such termination that occurs after February 28, 2027 (with 50% of the Second and Third Tranche, to be forfeited at termination);

Notwithstanding the foregoing, (A) in the event of a Change in Control following a termination event described in this Section 2(c), the amount of Award outstanding effective on the date of such Change in Control shall vest and be settled upon the consummation of the Change in Control; and (B) in the event Participant’s employment is terminated on account of Disability and Participant did not actively provide services on at least one day in the one-year period immediately preceding the date set forth in clause (i) or the later date set forth in the applicable clause (ii), (iii), or (iv), then the treatment of the outstanding Tranches shall be as set forth in the earlier clause for which Participant actively provided services at least one day in the one-year period immediately preceding such date or later date, as applicable, set forth in such clause (and in the event that Participant did not actively provide services on at least one day in the one-year period immediately preceding the date set forth in clause (i), then 100% of the Tranches shall be forfeited at termination).

3. Settlement of Award. As soon as practicable following each Vesting Date (but in no event later than 30 days following the Vesting Date or such earlier time specified in Section 2(b) or Section 2(c)), the Company shall pay to the Participant an amount of cash equal to the portion of the Award that has vested pursuant to this Agreement on such date, subject to Section 7.

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4. No Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any portion of this Award.

5. Certain Changes. The Administrator may accelerate the vesting dates or otherwise adjust any of the terms of this Award; provided that, no action under this Section shall adversely affect the Participant’s rights hereunder.

6. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company:

General Counsel
Joel Bernstein

2666 Tigertail Ave.,

Suite 104

Miami, FL 33133

with a copy which shall not constitute notice to:

Chairman of the Board
c/o Standard Premium Finance Holdings, Inc.
13590 SW 134 Ave

Suite 214

Miami, FL 33186

and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any notice or other communications related to the Award, this Agreement or current or future participation in the Plan by electronic means. The Participant hereby consents to receive such notices and other communications by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website).

7. Taxes and Withholding. The Participant has reviewed with the Participant’s own tax advisors the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant and vesting of this Award. The Company shall withhold from the payment of any portion of the Award hereunder such amounts not exceeding the applicable taxes to be withheld and applied to the tax and withholding obligations of the Participant and the Company as determined by the Company. In making its determination, the Company may calculate such amount by taking into account applicable withholding rates not exceeding the maximum individual statutory tax rates in the Participant’s applicable jurisdictions.

8. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida without regard to its principles of conflict of laws.

10. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Award and this Agreement shall be subject to all terms and conditions of the Plan.

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11. Amendments; Construction. The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant’s consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.

12. Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 18 of this Agreement shall expressly survive the vesting and/or forfeiture of this Award and any expiration or termination of this Agreement.

13. Agreement Not a Contract for Services. Neither the Plan, the granting of this Award, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

14. Restrictions. No portion of this Award may be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant. Unless the Administrator determines otherwise, upon any attempt to transfer this Award or any rights in respect of this Award before the lapse of such restrictions, this Award, and all of the rights related thereto, shall be immediately forfeited by the Participant without consideration of any kind.

15. Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement (including, without limitation, the authority to determine whether, and the extent to which, any Performance Criteria have been achieved). Pursuant to the terms of the Plan, the Administrator shall also have full authority to make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

16. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.

17. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Award subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement. By the Participant’s electronically accepting this Award using an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website), the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Participant’s electronic acceptance of this Award shall have the same validity and effect as a signature affixed to this Agreement by the Participant’s hand.

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18. Clawback. Notwithstanding anything herein to the contrary, this Award (and any cash paid to the Participant upon settlement thereof) shall be subject to forfeiture, reduction, and/or recoupment (i) to the extent provided in the Company’s Clawback and Forfeiture Policy, as it may be amended from time to time (the “Clawback Policy”); (ii) to the extent that Participant becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002.

19. Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of this Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or an accompanying election form executed by the Participant, if (i) on the date of the Participant’s Separation from Service with the Company the Participant is a “specified employee” (as such term is defined under Section 1.409A-1(i) of the Treasury Regulations promulgated under Section 409A of the Code) of the Company and (ii) any payments to be provided to the Participant pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code, or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Participant’s separation from service from the Company, or if earlier, his or her death. Any payments delayed pursuant to this paragraph shall be made in a lump sum on the first day of the seventh month following the Participant’s separation from service, or if earlier, the Participant’s death. Each payment upon settlement of this Award constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code, and is payable upon (i) the Participant’s termination of employment, then such payment shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code, or (ii) a Change in Control, then such payment shall be made or provided to the Participant only upon a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the applicable corporation as defined for purposes of Section 409A of the Code.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

STANDARD PREMIUM FINANCE HOLDINGS, INC.

By:   /s/ Carl Christian Hoechner

Name: Carl Christian Hoechner

Title: Chairman of the Compensation Committee

PARTICIPANT

  /s/ William Koppelmann

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EXHIBIT A

Total Loan Originations and National Diversification *

Vesting of the First Tranche (plus any Additional Award Amount that becomes payable pursuant to Section 2(a) of the Agreement) will be dependent upon achievement of growth in total loan originations combined with a greater nationally diversified origination mix (measured as originations outside Florida). The nationally diversified origination mix reflects the Company’s objective to expand its national footprint while maintaining strong performance in its Florida market.

Goal	% of Target First Tranche to Vest
Total originations greater than $180,000,000 and 50% or greater nationally diversified origination mix	100%
Total originations greater than $180,000,000 and 40% or greater nationally diversified origination mix	75%
Total originations greater than $168,000,000 and 50% or greater nationally diversified origination mix	35%
Total originations greater than $168,000,000 and 40% or greater nationally diversified origination mix	15%

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.

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EXHIBIT B

Mergers & Acquisitions*

Vesting of the Second Tranche (plus any Additional Award Amount that becomes payable pursuant to Section 2(a) of the Agreement) will be measured based on the aggregate pro forma annual revenues of merger and acquisition transactions for which definitive agreements have been executed during the performance period, regardless of whether such transactions are fully integrated or implemented within the period.

Goal	% of Target Second Tranche to Vest
$20 million in aggregate pro forma annual revenues from contractually executed M&A transactions	100%
$10 million in aggregate pro forma annual revenues from contractually executed M&A transactions	80%
$5 million in aggregate pro forma annual revenues from contractually executed M&A transactions	65%
$2 million in aggregate pro forma annual revenues from contractually executed M&A transactions	40%

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.

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EXHIBIT C

NASDAQ Listing*

Vesting of the Third Tranche (plus any Additional Award Amount that becomes payable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s listing on the NASDAQ.

Goal	% of Target Third Tranche to Vest
Listed	100%
Unlisted (Threshold)	0%

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.